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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-A

  REGISTRATION OF CLASS OF SECURITIES UNDER THE SECURITIES EXCHANGE ACT OF 1934

       UNDER SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                                CITIZENS BANCORP
                       (Name of registrant in its charter)

                                                                  91-1841688
         Oregon                                               (I.R.S. Employer
(State of incorporation)                                     Identification No.)

                           275 Southwest Third Street
                                  P.O. Box 30
                             Corvallis, Oregon 97339
                    (Address of principal executive offices)
                    Issuer's telephone number: (541) 752-5161

                     Agent for service: Lark E. Wysham, CFO
                           275 Southwest Third Street
                        Telephone number: (541) 752-5161

       Securities registered under Section 12(b) of the Exchange Act: None

      Securities registered under Section 12(g) of the Exchange Act: Common
                               Stock, no par value


     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

            If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(1), please check the following box. [ ]



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ITEM 1.

DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED


1.      BACKGROUND INFORMATION.

Citizens Bancorp Information

        Citizens Bancorp (hereinafter, the "Company") is an Oregon corporation, and is the parent corporation and holding company of Citizens Bank (the "Bank"), which is its sole subsidiary.

        The Company was incorporated on September 18, 1996 and became the holding company of the Bank through the merger with the Bank of an interim or "phantom bank" subsidiary established by the Company for that purpose. As a result of the merger, the Company acquired 100% of the common stock of the Bank, and the shareholders of the Bank became shareholders of the Company under a one-for-one exchange of shares.

        The merger was approved by a statutory majority of the shareholders of the Bank at the annual meeting of shareholders on April 15, 1997, and all regulatory approvals were received prior to July 1, 1997. The formal effective date of the merger was July 1, 1997, and the transaction was consummated on that date.

        The merger and the exchange of shares thereunder was exempt from registration with the Securities and Exchange Commission under Section 3(a)(12) of the Securities Act of 1993.

Successor Entity Reporting

        For reporting purposes, the Company is the successor entity to the Bank, and the purpose of this registration statement is to register the Company's common stock as a precondition to the Company's continued reporting under the Securities Exchange Act of 1934 in lieu of the Bank and as the Bank's successor.

        Through the second quarter of 1997, the Bank filed quarterly and annual statements under Section 13 of the Securities Exchange Act of 1934 with the offices of the Federal Deposit Insurance Corporation. The Company intends to file its 10-Q for the third quarter of the 1997 fiscal year, which ended September 30, as the successor to the Bank within the time required under the Securities Exchange Act of 1934. All of the Company's quarterly and annual statements will be filed with the Securities and Exchange Commission.



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2.      DESCRIPTION OF SECURITIES (ITEM 202, REGULATION S-K).

Common Stock

        This Registration Statement covers the Company's 5,000,000 shares of authorized common stock (the "Common Stock"), of which 1,922,321 shares are issued and outstanding as of the date of this Registration Statement.

        Holders of Common Stock have one vote for each share held of record on all matters submitted to a shareholder vote, and are entitled to receive ratably such dividends, if any, declared by the Board of Directors of the Company out of funds legally available for the payment of dividends. All shares of Common Stock are fully paid and non-assessable. In the event of liquidation, holders of Common Stock are entitled to receive pro-rata any assets distributable after payment of liabilities and the liquidation preference on shares of Preferred Stock, if any, then outstanding. There are no conversion, preemptive or redemption rights of Common Stock.

Preferred Stock

        The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, and the number of shares constituting any such series without any further action by the shareholders unless such action is required by applicable rules or regulations or by the terms of other outstanding series of Preferred Stock. As of the date of this Registration Statement there were no shares of Company Preferred Stock issued or outstanding.

Provisions in Articles of Incorporation

        The Articles of Incorporation (the "Articles") of the Company provide that directors may be removed by shareholders during their terms only "for cause." What constitutes "cause" is very limited and is defined in the Articles. The Articles also provide that only remaining Board members may fill vacancies on the Board and not the shareholders, and that the Board itself may remove directors without cause by a two-thirds vote of the directors in office at the time of the vote.

        Under the Articles, directors of the Company serve staggered terms. The members of the Board of Directors are divided into three groups, and the terms of only one group of directors expire in any given year. The individuals elected to fill the vacant positions at each annual meeting serve three year terms.

        Any proposal for the merger, acquisition, consolidation or sale of the Company or its assets, which is not supported by a majority of the Board, requires a vote of two-thirds of all of the votes entitled to be cast on the matter. In addition, under the Articles




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shareholders must provide advance notice in order to nominate directors at the annual meeting or to bring up other business which requires shareholder action.

        With respect to the foregoing provisions, a two-thirds vote of all of the votes entitled to be cast on the matter is required to amend or repeal the provisions.

Indemnification

        Under the Articles and the Bylaws of the Company, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the securities laws. The Company's Articles and Bylaws require the Company to indemnify its directors, officers and employees to the full extent permitted by Oregon law. Such indemnification extends to liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as such, including proceedings under the Securities Act of 1933 or the Securities Exchange Act of 1934. These documents further provide that the rights conferred under them shall not be deemed to be exclusive of any other right such persons may have or acquire under any statute, bylaw, agreement, general or specific action of the Board of Directors of the Company, vote of shareholders or other document or arrangement.

SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-A to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Corvallis, State of Oregon, on October 27, 1997.

CITIZENS BANCORP, Registrant


By: /s/ WILLIAM V. HUMPHREYS
   ---------------------------------------
    William V. Humphreys, President and CEO

By: /s/ LARK E. WYSHAM
   ---------------------------------------
    Lark E. Wysham, Vice President and CFO




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                                  EXHIBIT INDEX


                                                                            Page

Exhibit 3.(i) - Articles of Incorporation of the Company                      6

Exhibit 3.(ii) - Bylaws of the Company                                        12




















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